UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2022

CARDINAL ETHANOL, LLC
(Exact name of registrant as specified in its charter)

Indiana	000-53036	20-2327916
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1554 N. County Road 600 E., Union City, IN 47390
(Address of principal executive offices)

(765) 964-3137
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01 Entry into a Material Definitive Agreement

On January 20, 2022, Cardinal Ethanol, LLC (the "Company") entered into an Equipment Purchase and Installation Agreement (the "Agreement") with ICM, Inc. ("ICM") pursuant to which ICM has agreed to engineer, procure, construct, and install its high protein feed system (the "System") and license to the Company its proprietary, patent-protected technology to use, operate and maintain the System.

Pursuant to the Agreement, the Company will purchase certain equipment (the "Equipment") and services from ICM for a purchase price of $45,390,000 (the "Purchase Price") and give ICM access to the plant in order to construct, install, operate and test the System. ICM retains ownership of the Equipment until payment in full of the Purchase Price and the Company bears the risk of loss upon its arrival at the plant. The Purchase Price is payable in installments and is subject to adjustment pursuant to a procedure for change orders. The Company has granted ICM a security interest in the Equipment to secure its payment obligations under the Agreement.

The estimated schedule for substantial completion of the project is approximately 500 days from the later of the date the Agreement is executed or payment of the initial installment payment by the Company with installation to begin within 200 days of the date the Agreement is executed subject to permitting. Installation is expected to require a full shut down of operations and also partial shutdowns from time to time. ICM has agreed to use its best efforts to minimize the length and severity of disruptions to operations and schedule work to coincide with periodic scheduled shutdowns of the plant.

Subject to certain exclusions and limitations on liability, ICM warrants the Equipment will be free from defects in material and workmanship and be installed in a workmanlike manner for a period of 1 year. In addition, ICM expects the System to meet three performance guarantees relating to PROTOMAX™ specification, PROTOMAX™ yield and natural gas reduction. ICM has agreed to limited responsibility for achievement of the performance guarantees subject to certain caps set forth in the Agreement.

The Agreement may be terminated by ICM in the event of a material breach by the Company upon written notice and opportunity to cure as set forth in the Agreement. Upon termination, ICM is entitled to retain all payments made by the Company as liquidated damages. In addition, ICM may suspend or stop work and/or suspend or revoke any license to use the technology. The Agreement may also be terminated by ICM in the event that the Company declines to accept an increase in the Purchase Price prior to 30 days before mobilization due to market volatility or material shortages. Upon termination by either party, ICM has agreed to transfer title to the Company to any Equipment which has been fully paid for under the Agreement.

ICM will retain title to the technology and the Company will pay license fees of $10 per ton of PROTOMAX™ produced by the System for a period of 10 years once the Purchase Price has been paid and the PROTOMAX™ specification performance guarantee has been met. The license is revocable, upon notice and opportunity to cure, in the event that the Purchase Price and license fees are not paid by the Company or the Company breaches the terms of the license. In addition, ICM has agreed to grant the Company a limited license to use certain trademarks in connection with the sale of feed that satisfies the PROTOMAX™ specification performance guarantee.

Item 9.01 Financial Statements and Exhibits

(a)None.

(b)None.

(c)None.

(d)Exhibits.

Exhibit No.    Description

99.1	Equipment Purchase and Installation Agreement dated January 20, 2022**
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
**Confidential Information Redacted

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL ETHANOL, LLC

Date: January 26, 2022	/s/ William Dartt
William Dartt, Chief Financial Officer
(Principal Financial Officer)